SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549


                                   FORM 11-K

                [X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                    For the fiscal year ended June 26, 1999

                                      OR

              [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

             For the transition period from           to
                                           ----------   ----------

                         Commission File No. 001-11427

                          401K PLAN FOR EMPLOYEES OF
                       NEW ENGLAND BUSINESS SERVICE, INC.
                                      AND
                          PAYROLL STOCK OWNERSHIP PLAN
                              (Full Title of Plan)




                       NEW ENGLAND BUSINESS SERVICE, INC.
                                500 Main Street
                          Groton, Massachusetts  01471
             (Name of Issuer of Securities held pursuant to the Plan
                 and address of its principal executive office)


                                 (978) 448-6111
                               (Telephone Number)










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The following exhibits are being filed as part of this Form 11-K:


                               INDEX TO EXHIBITS

Exhibit
Number

   1 401K Plan for Employees of New England Business Service, Inc. Financial Statements for the Years Ended June 26, 1999 and June 27, 1998, Supplemental Schedules for the Year Ended June 26, 1999 and Independent Auditors' Report


   2 New England Business Service, Inc. Payroll Stock Ownership Plan Financial Statements for the Years Ended June 26, 1999 and June 27, 1998, Supplemental Schedules for the Year Ended June 26, 1999 and Independent Auditors' Report


   3           Consent of Deloitte & Touche, LLP.

                                   SIGNATURES


     Pursuant to the requirements of Section 15(d) of the Securities exchange act of 1934, the Committee administering the Plans has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         401K Plan for Employees of New
                                         England Business Service, Inc.
                                         and Payroll Stock Ownership Plan

Date: December 23, 1999
      -----------------

                                         By: /S/Robert J. Murray
                                            -----------------------------
                                                Robert J. Murray

                                             /S/Robert H. Glaudel
                                            -----------------------------
                                                Robert H. Glaudel

                                             /S/Daniel M. Junius
                                            -----------------------------
                                                Daniel M. Junius